MUTUAL RESCISSION AND RELEASE AGREEMENT

THIS MUTUAL RESCISSION AND RELEASE AGREEMENT (the “Rescission Agreement”), is made and entered into March 12, 2007, by and among Edulink, Inc., a Nevada corporation with its principal place of business located at 201 Wilshire Blvd, Santa Monica, California 90401 (“Edulink"); a majority of Edulink shareholders listed on Schedule A attached hereto and made a part hereof (the “Edulink Shareholders”); Mega Media Group, Inc., a New York Corporation with its principal place of business located at 598 Broadway, 3rd Floor, New York, NY 10012 ("Mega Media”) and the Mega Media shareholders listed on Schedule B attached hereto and made a part hereof (“MM Shareholders”) (collectively, Mega Media and the MM Shareholders shall be known as the “MM Group”).

Premises

A.  Pursuant to that certain Stock Purchase Agreement and Share Exchange by and among Edulink and the MM Group dated August 10, 2006 (the "Exchange Agreement"), which closed on August 11, 2006 (the “Effective Time”), Edulink acquired all of the outstanding common stock of Mega Media and Mega Media became a wholly-owned subsidiary of Edulink (the “Reverse Merger”). No shares of Edulink were issued to the MM Group.

B.  Notwithstanding anything to the contrary contained in the Exchange Agreement, this Rescission Agreement shall constitute an amendment to the Exchange Agreement. Any capitalized term used herein and not defined herein shall have the same meaning ascribed to such term in the Exchange Agreement.

C.  Contemporaneously with the execution of the Exchange Agreement, certain Edulink shareholders listed on Schedule B attached hereto and made a part hereof delivered to the MM Group duly executed irrevocable proxies.

D.  On or about August 28, 2006 (the “Suspension Date”), the Securities and Exchange Commission (SEC) suspended trading of Edulink's common stock because Edulink was delinquent in filing its 1934 Exchange Act filings for several years prior to the Reverse Merger (the “Trading Suspension”). After the Suspension Date, Edulink's prior management disclosed for the first time to Mega Media and Edulink's new executive officers and directors that there was an outstanding comment letter from the SEC issued prior to the Merger that warned of probable suspension of trading. As a consequence of the Trading Suspension and draining much of its resources to bring all of Edulink’s filings current, Mega Media has not been able to carry out its business plan and cannot effectively do so while Edulink still allocates its personnel and financial resources to matters relating to ongoing filings required by the SEC.

E.  The Board of Directors of each of Edulink and Mega Media have each mutually agreed to and determined that is fair to and in the best interests of their respective corporations and shareholders to rescind the Exchange Agreement and unwind the Reverse Merger and the transactions contemplated thereby as if they never occurred, upon the terms and subject to the conditions set forth in this Rescission Agreement.

F.  A majority of each of the Edulink shareholders and MM Shareholders has approved by written consent this Rescission Agreement and the transactions contemplated and described hereby and thereby, including without limitation to rescind the Exchange Agreement and unwind the Reverse Merger and the transactions contemplated thereby as if they never occurred, upon the terms and subject to the conditions set forth in this Rescission Agreement.

G.  Effective ab initio, and subject to the terms set forth herein, each of Edulink, Edulink Shareholders, Mega Media and the MM Shareholders mutually agree to rescind the Exchange Agreement and unwind the Reverse Merger and the transactions contemplated thereby, upon the terms and subject to the conditions set forth in this Rescission Agreement.

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in order to avoid the cost of litigation among the parties, the parties hereby acknowledge that there are certain breaches of warranties and representations of the Exchange Agreement as set forth in Paragraph D above, and agree as follows:

1.  Rescission.Effective ab initio, the Exchange Agreement, in its entirety, is hereby unequivocally rescinded, abrogated, cancelled, void in its inception and of no force or effect whatsoever, and the parties shall be returned to their positions prior to the Exchange Agreement and Reverse Merger. Upon completion of the deliveries set forth in Section 2 below, the obligations of all parties shall be terminated and the Reverse Merger and the transactions contemplated thereby unwound and voided as if the Exchange Agreement was never entered into and the Reverse Merger never occurred. All agreements entered into as contemplated by the Exchange Agreement, including but not limited to the Edulink Shareholder’s Irrevocable Proxy’s, are terminated effective ab initio.

2.  Deliveries.Within five (5) business days of the execution of this Rescission Agreement, the following shall occur:

(a) Edulink shall deliver to Mega Media all of the outstanding common stock of Mega Media (the "MM Shares"), which was issued under the Exchange Agreement, thereby separating Mega Media from Edulink; and

(b) Mega Media shall deliver to Edulink resignations from the Edulink officers and directors appointed in the Exchange Agreement.

3.  Termination of Liability.Neither party shall have any liability or obligation whatsoever to the other party under the Exchange Agreement, Reverse Merger and the transactions contemplated thereby.

4.  Release.

(a) Edulink, its subsidiaries, successors, assigns, divisions, affiliates and past and present officers, directors, employees and agents, hereby release, remise and discharge MM Group, all corporations or other entities owned or controlled by MM Group or in which MM Group have an interest, and MM Group’s past and present officers, directors, employees, agents, attorneys, accountants, representatives, successors and assigns (collectively the "MM Group Releasees”) from any and all claims, debts, losses, covenants, agreements, contracts, liabilities, obligations, accounts, expenses, actions, causes of action and suits, whether past, present or future, known or unknown, at law or in equity, of whatever kind or nature whatsoever, which Edulink and the other parties noted above now have, own or hold, or have at any time heretofore had, owned or held, or may at any time hereafter have, own or hold against the MM Group Releasees by reason of any fact, matter, cause or thing whatsoever arising from or in connection with the Agreement, matters related thereto, and the operations of Edulink (i) from the beginning of the world until the Closing Date, and (ii) from the date hereof and continuing in perpetuity (and specifically excluding the period from August 11, 2006 through the date of this agreement).

(b) MM Group, its subsidiaries, successors, assigns, divisions, affiliates and past and present officers, directors, employees and agents, hereby release, remise and discharge Edulink, all corporations or other entities owned or controlled by Edulink or in which Edulink have an interest, and Edulink’s past and present officers, directors, employees, agents, attorneys, accountants, representatives, successors and assigns (collectively the Edulink “Releasees”) from any and all claims, debts, losses, covenants, agreements, contracts, liabilities, obligations, accounts, expenses, actions, causes of action and suits, whether past, present or future, known or unknown, at law or in equity, of whatever kind or nature whatsoever, which MM Group and the other parties noted above now have, own or hold, or have at any time heretofore had, owned or held, or may at any time hereafter have, own or hold against the Edulink Releasees by reason of any fact, matter, cause or thing whatsoever arising from or in connection with the Agreement, matters related thereto, and the operations of Edulink from August 11, 2006 through the date of this agreement.

5.  Representations.

(a) Each party has all requisite corporate power and authority to enter into and perform this Rescission Agreement and to consummate the transactions contemplated hereby.

(b) Each party hereby agrees to indemnify and defend the other parties and their directors and officers and hold them harmless from and against any and all liability, damage, cost or expense incurred on account of or arising out of the actions of an indemnifying party for:

(i) Any breach of or inaccuracy in representations, warranties or agreements herein;

(ii) Any action, suit or proceeding based on a claim that any of said representations, warranties or agreements were inaccurate or misleading or otherwise cause for obtaining damages or redress from an indemnifying party or any of its directors or officers.

(c) The representations, warranties and agreements contained in this Rescission Agreement shall be binding on each party’s successors, assigns, heirs and legal representatives and shall inure to the benefit of the respective successors and assigns of the other parties.

6.  Time of the Essence.The parties agree and stipulate that time is of the essence with respect to compliance with each and every item set forth in this Rescission Agreement.

7.  Confidentiality. Each party hereto agrees with the other party that, unless and until the transactions contemplated by this Rescission Agreement have been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except: (i) to the extent such data is a matter of public knowledge or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Rescission Agreement.

8.  Joint Press Release/Publicity.Edulink and Mega Media will mutually agree on the issuance of a joint press release in regards to this Rescission Agreement. Except as required by law, no party shall issue any other press releases or make any public announcement or filing, except for the Form 8-K referenced in Section 9 below, regarding this Rescission Agreement and the transactions provided for herein without the prior written consent of the other.

9.  Report on Form 8-K.The parties agree that Edulink will file a Form 8-K with the SEC within four (4) days of the date first above written reporting this Rescission Agreement and the Joint Press Release referenced in Section 8 above.

10.  Survival; Termination. The representations, warranties and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for 18 months.

11.  Counterparts and Fax Signatures. This Rescission Agreement may be executed by fax signature and in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be deemed a single instrument.

12.  Headings; Context. The headings of the sections and paragraphs contained in this Rescission Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Rescission Agreement.

13.  Benefit. This Rescission Agreement shall be binding upon and shall inure only to the benefit of the parties hereto, and their permitted assigns hereunder. This Rescission Agreement shall not be assigned by any party without the prior written consent of the other party.

14.  Severability. In the event that any particular provision or provisions of this Rescission Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

15.  No Strict Construction. The language of this Rescission Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against any party hereto, regardless of who drafted or was principally responsible for drafting the Rescission Agreement or terms or conditions hereof.

16.  Execution Knowing and Voluntary. In executing this Rescission Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Rescission Agreement; (b) has been or has had the opportunity to be fully apprized by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; (c) is executing this Rescission Agreement voluntarily, free from any influence, coercion or duress of any kind.

17.  Attorneys’ Fees.In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

18.  Governing Law, Forum and Consent to Jurisdiction. This Rescission Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York. Each of the parties hereto hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding relating to or arising in connection with this Rescission Agreement to the exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and the appellate courts of any of the foregoing.

19.  Entire Agreement. This Rescission Agreement represents the entire agreement between the parties relating to the subject matter hereof and supersedes any prior oral or written agreements or undertakings between the parties to such matters. This Rescission Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein. This Rescission Agreement may not be amended, canceled, revoked or otherwise modified except by written agreement executed by all of the parties hereto.

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[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Rescission Agreement to be executed by their respective duly authorized officers or representatives and entered into as of the date first above written.

ATTEST:	EDULINK, INC.

___________________________	By:	/s/ Michael Rosenfeld
	Name:	Michael Rosenfeld
	Title:	Chief Executive Officer

ATTEST:	MEGA MEDIA GROUP, INC.

___________________________	By:	/s/ Aleksandr Shvarts
	Name:	Aleksandr Shvarts
Chief Executive Officer

Edulink Shareholders:

/s/ Michael Rosenfeld	/s/ Stanley Merdinger
Michael Rosenfeld	Stanley Merdinger

/s/Boris Berenfeld	/s/ Natalie Merdinger
Boris Berenfeld	Natalie Merdinger

/s/ Ian Rescigno	/s/ Jerry Hanley
Ian Rescigno	Jerry Hanley

/s/ Ronald Rescigno	/s/ Rip Gerber
Ronald Rescigno	Rip Gerber

/s/ Robert Rescigno	/s/ Louis Capannelli
Robert Rescigno	Louis Capannelli

/s/ Joe Pikulski	/s/ Paula Cruz Takash
Joe Pikulski	Paula Cruz Takash

Mega Media Shareholders:

/s/ Aleksandr Shvarts	/s/ Dr. Lev Paukman
Aleksandr Shvarts, on behalf of himself and the individuals listed on Schedule C attached hereto and made a part hereof	Dr. Lev Paukman
/s/ Alex Puzaitzer	/s/ Elan Kaufman
Alex Puzaitzer	Elan Kaufman

/s/Boris Motovich	/s/ Eric Schwartz
Boris Motovich	Eric Schwartz
/s/ Boris Tantsky	/s/ Gennady Pomeranets
Boris Tantsky	Gennady Pomeranets
/s/ Danny Vinokur	/s/ Richard Larson
Danny Vinokur	Richard Larson
/s/ David Kokakis, Esq.	/s/ Julia Milne
David Kokakis, Esq.	Julia Milne
/s/ Karo Osipov	/s/ Michael Kaufman
Karo Osipov	Michael Kaufman

FD IMPORT	MATRIX ALLIANCE
By: /s/ StevenFruman	By: /s/ Arik Kislin;
Name: Steven Fruman	Name: Arik Kislin;

Schedule A

Edulink Shareholders

Michael Rosenfeld
Boris Berenfeld
Ian Rescigno
Ronald Rescigno
Robert Rescigno
Joe Pikulski
Stanley Merdinger
Natalie Merdinger
Rip Gerber
Jerry Hanley
Louis Cappanelli
Paula Cruz Takash

Schedule B

Mega Media Shareholders

Aleksandr Shvarts
Alex Puzaitzer
Andre Anekeyev
Andrew Furhman
Andy Tavel
Anna Perkerman
Annette Sharvit
Boris Motovich
Boris Tantsky
Danny Vinokur
David Kokakis
Dr. Lev Paukman
Elan Kaufman
Eric Schwartz
Fd Import
Galina Goldberg
Gennady Pomeranets
Kirill Zadov
Marina Stronkin
Matrix Alliance
Michael Koblenz
Michael Kaufman
Michael Novakhov
Mikhail Bouzoukashvilli
Moshe Soloway
Nicole Caracappa
Olena Ahafonova
Ric Aliberti
Richard Larson
Julia Milne
Viktor Lushin
Vldimir Grjonko
Yevgeny Morgovsky
Yuri Pirags
Yuriy Avezov

Schedule C

Mega Media Shareholders - Proxies

Andy Tavel
Galina Goldberg
Kirill Zadov
Michael Novakhov
Mikhail Bouzoukashvilli
Nicole Caracappa
Viktor Lushin
Vldimir Grjonko
Yevgeny Morgovsky
Yuriy Avezov
Yuri Pirag
Charles Suitt